Exhibit 99.1
iPASS REPORTS FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS
FOURTH QUARTER REVENUES — $40.3 MILLION
FISCAL YEAR 2005 REVENUES — $169.4 MILLION
iPASS SIGNS PARTNERSHIP WITH SYMANTEC
REDWOOD SHORES, Calif. — February 7, 2006 — iPass Inc. (Nasdaq: IPAS) today announced financial results for the fourth quarter and full year ended December 31, 2005:
Fourth Quarter Financial Results
•	Total Revenues were $40.3 million, compared to $41.9 last quarter and $43.3 million for the same period of 2004.

•	Dial revenues were $31.6 million, compared to $33.7 million last quarter and $38.3 million for the same period of 2004.

•	Broadband revenues were $2.9 million, compared to $2.4 million last quarter and $1.0 million for the same period of 2004.

•	Service fee revenues were $5.8 million, compared to $5.8 million last quarter and $4.1 million for the same period of 2004.

•	Net income, calculated on a GAAP basis was $1.3 million, or $0.02 per diluted share, compared to $4.2 million, or $0.06 per diluted share last quarter and $4.7 million, or $0.07 per diluted share for the same period of 2004.

•	Non-GAAP net income for the fourth quarter, which excludes non-cash amortization of stock-based compensation and amortization of intangibles, was $2.1 million, or $0.03 per diluted share compared to $5 million, or $0.08 per diluted share last quarter and $5.6 million, or $0.08 per diluted share for the same period of 2004.
“In 2005 we continued to stay in front of the broadband wave by giving mobile employees high speed broadband connections from more locations and providing IT departments with better security and better managed connections, “ said Ken Denman, iPass Chairman and CEO. “As a result, our broadband revenues increased nearly three hundred percent during the year.”
Other Financial Highlights
•	Fiscal year 2005 revenues were $169.4 million, in this important period of transition, compared to $166.3 million in 2004.

•	Net income, calculated on a GAAP basis for fiscal year 2005 was $12.9 million, or $0.19 per diluted share.

•	Non-GAAP net income for fiscal year 2005 was $16.4 million, or $0.25 per diluted share.

•	Broadband revenues in fiscal year 2005 were $8.8 million compared to $2.3 million in 2004.

•	In the fourth quarter, revenues from the company’s broadband and service fee revenues accounted for 22 percent of total revenues, compared to 12 percent of total revenues in the same period of 2004.

•	The company generated in excess of $30 million dollars in cash flow from operations during fiscal year 2005, and ended the fourth quarter with $185 million in cash, cash equivalents and short-term investments, and no debt.

“We want to be at the center of way people securely connect to the Internet, and the way enterprises build and manage their own ubiquitous virtual networks,” added Mr. Denman. “In 2006, we will continue to focus on:
•	Expanding the breadth and depth of our virtual global network;

•	Enhancing our device management and policy management capabilities;

•	Strengthening brand, industry reputation and end user affinity; and

•	Continuing to web-enable the business.”
Business and Operational Highlights
•	The company reported that there were over 88,500 broadband users in the fourth quarter of 2005, compared to 74,400 in the previous quarter and 35,100 for the same period of 2004.

•	The company announced on December 12, 2005 it will acquire GoRemote Internet Communications, Inc. for $76.5 million in cash. The acquisition is expected to close by March 31, 2006.

•	iPass finished the year with approximately 40,000 broadband venues available in 67 countries, exceeding its goal of 35,000 by year’s end.

•	The company signed 15 new Forbes Global 2000 customers during the fourth quarter, 42 in fiscal year 2005 and ended the year with 291.

•	iPass signed an agreement with a North American based carrier to improve their enterprise connectivity service.
iPass Signs Partnership with Symantec
•	iPass and Symantec Corp. have entered into a partnership whereby the two companies will collaborate to extend Symantec’s portfolio of client security solutions to address the security and availability requirements of the growing enterprise mobile workforce.
Company Outlook
The following statements are based on information available to iPass today, and iPass does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward-looking, and actual results may differ materially.
For the quarter ending March 31, 2006, iPass projects revenue of approximately $40 million to $43 million. The revenue projections exclude any results from the GoRemote Internet Communications, Inc. acquisition. The acquisition is expected to close by March 31, 2006. The company is not providing GAAP or Non-GAAP earnings projections for the period ending March 31, 2006 due to the pending acquisition of GoRemote Internet Communications Inc.
Conference Call
iPass will host a public conference call today to discuss this announcement at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time).
The call will be webcast on iPass’ web site at http://investor.ipass.com and a replay will also be available until iPass’ earnings call for its first quarter 2006 financial results. The dial-in numbers for the replay are 1-888-286-8010 (U.S. and Canada) and 1-617-801-6888 (international). The ID number for the replay call is 24503841. The audio replay will be available on the company’s website for two weeks following the date of the call at www.ipass.com.

Cautionary Statements
iPass’ projections of its first quarter 2006 financial results under the caption “Company Outlook” in this press release, as well as statements regarding the benefits to iPass of its strategic partnership with Symantec, are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; volatility in the telecommunications and technology industries, which may make it difficult for iPass to expand its services; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass’ services; historically iPass has not always enforced its minimum commitments under its contracts, increased competition, which may cause pricing pressure on the fees iPass charges; iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; and iPass may not be able to establish additional relationships with broadband access point providers at the level iPass expects if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers. Detailed information about potential factors that could affect iPass’ business, financial condition and results of operations is included in iPass’ Quarterly Report on Form 10-Q under the caption “Factors Affecting Operating Results” in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2005 and available at the SEC’s Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.
Information Regarding Non-GAAP Financial Measures
iPass provides non-GAAP net income and non-GAAP earnings per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Non-GAAP net income and non-GAAP earnings per share exclude the effect of amortization of stock-based compensation and the amortization of intangibles. Management excludes the effect of amortization of stock-based compensation and amortization of intangibles as management does not believe that these charges are directly applicable to the core operating performance of iPass. As a result, management excludes the effect of these charges for budgeting purposes, as well as for analyzing the underlying performance of iPass. Management believes that although GAAP measures are important for investors to understand, providing investors with these non-GAAP measures provides investors additional important information to enable them to assess, in the way that management assesses, both the current and future operations of iPass.
The reconciliation of non-GAAP financial measures set forth at the beginning of this press release for the fourth quarter and full year of 2005 is set forth in the financial statements at the end of this press release. The reconciliation of non-GAAP financial measures set forth at the beginning of this press release for the third quarter of 2005 is as follows:

A reconciliation between net income on a GAAP basis and non-GAAP net income is as follows:

GAAP net income	$4,210
(a) Amortization of stock-based compensation	237
(b) Amortization of intangibles	592
Non-GAAP net income	$5,039
A reconciliation between diluted net income per share on a GAAP basis and non-GAAP diluted net income per share is as follows:

GAAP diluted net income per share	$0.06

Per share effect of amortization of stock-based compensation and intangibles	0.02

Non-GAAP diluted net income per share	$0.08
Other non-GAAP financial measures set forth in the financial statements are reconciled following those statements.
About iPass Inc.
iPass Inc. (NASDAQ: IPAS) delivers simple and manageable enterprise mobility services, helping maximize the productivity of workers as they move between office, home and remote locations. iPass security services – based on unique Policy Orchestration capabilities – work to close the gaps in protecting computers, network assets, user identities and data whenever users connect over the Internet. iPass connectivity services utilize the iPass global virtual network, a unified network of hundreds of dial-up, wireless and broadband providers in over 160 countries. iPass services are the choice of hundreds of Global 2000 corporations including General Motors, John Deere and Mellon Financial. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia Pacific. For more information visit www.ipass.com.
NOTE: iPass(R) is a registered trademark of iPass Inc.

CONTACT:
Investor Relations	Media Relations
Tim Shanahan	John Sidline
650-232-4260	503-624-2333
Director, Investor Relations	Manager, Corporate Communications
ir@iPass.com	pr@ipass.com

iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenues	$40,295	$43,318	$169,373	$166,319
Operating expenses:
Network access	10,686	9,649	42,109	37,339
Network operations	5,118	4,872	20,783	19,041
Research and development	4,487	4,107	17,571	13,804
Sales and marketing	12,473	12,353	50,448	46,580
General and administrative	3,995	4,767	17,059	17,790
Amortization of stock-based compensation (a)	225	452	1,137	2,342
Amortization of intangibles (b)	592	436	2,367	457

Total operating expenses	37,576	36,636	151,474	137,353

Operating income	2,719	6,682	17,899	28,966

Other income, net	1,182	805	3,899	2,298

Income before income taxes	3,901	7,487	21,798	31,264

Provision for income taxes	2,636	2,811	8,903	12,196

Net income	$1,265	$4,676	$12,895	$19,068

Net income per share:
Basic	$0.02	$0.08	$0.20	$0.31
Diluted	$0.02	$0.07	$0.19	$0.29
Number of shares used in per share calculations:
Basic	64,025,730	61,862,278	63,353,779	60,770,680
Diluted	66,776,884	66,183,108	66,277,342	65,645,757

A reconciliation between net income on a GAAP basis and non-GAAP net income is as follows:
GAAP net income	$1,265	$4,676	$12,895	$19,068
(a) Amortization of stock-based compensation	225	452	1,137	2,342
(b) Amortization of intangibles	592	436	2,367	457

Non-GAAP net income	$2,082	$5,564	$16,399	$21,867

A reconciliation between diluted net income per share on a GAAP basis and non-GAAP diluted net income per share is as follows:
GAAP diluted net income per share	$0.02	$0.07	$0.19	$0.29
Per share effect of amortization of stock-based compensation and intangibles	0.01	0.01	0.06	0.04

Non-GAAP diluted net income per share	$0.03	$0.08	$0.25	$0.33

iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2005	2004
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of $250 and $0 at December 31, 2005 and 2004, respectively	$37,829	$34,395
Short-term investments	146,727	117,940
Accounts receivable, net	23,347	23,884
Prepaid expenses and other current assets	3,777	3,161
Deferred income tax asset	4,974	8,642

Total current assets	216,654	188,022
Property and equipment, net	9,210	10,111
Other assets	1,561	1,224
Intangible assets, net	8,776	11,143
Goodwill	18,692	20,013

Total assets	$254,893	$230,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,669	$9,154
Accrued liabilities	15,973	14,137

Total current liabilities	28,642	23,291

Total liabilities	28,642	23,291

Stockholders’ equity:
Common stock	64	63
Additional paid-in capital	245,456	240,629
Deferred stock-based compensation	(593)	(1,782)
Accumulated other comprehensive loss	(307)	(424)
Accumulated deficit	(18,369)	(31,264)

Total stockholders’ equity	226,251	207,222

Total liabilities and stockholders’ equity	$254,893	$230,513